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                                                        Exhibit 12


                      SOUTH CAROLINA ELECTRIC & GAS COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 For the Twelve Months Ended September 30, 1994
                             (Thousands of Dollars)


                                               Twelve Months
                                                  Ended
                                            September 30, 1994



Fixed Charges as defined:
  Interest on long-term debt..............      $ 81,516
  Amortization of debt premium, discount
   and expense (net)......................         1,975
  Interest on debt to affiliate...........           219
  Other interest expense..................         4,700
  Interest component of rentals...........         2,814

      Total Fixed Charges (A).............      $ 91,224


Earnings, as defined:
  Income..................................      $154,102
  Income taxes............................        85,770
  Total fixed charges above...............        91,224

      Total Earnings (B)..................      $331,096

Ratio of Earnings to fixed charges (B/A)..          3.63




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